EXHIBIT 99.1

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News Release

CONTACT:	Suzanne Shirley Investor Relations (714) 226-3470	Tyler Mason Public Relations (714) 226-3530

     FOR IMMEDIATE RELEASE

PACIFICARE HEALTH SYSTEMS ANNOUNCES
LISTING ON NEW YORK STOCK EXCHANGE

CYPRESS, Calif., May 23, 2003 — PacifiCare Health Systems, Inc. (Nasdaq: PHSY) announced today that it will transfer its common stock listing to the New York Stock Exchange (NYSE) on June 6, 2003 under the ticker symbol “PHS”. Until that date, PacifiCare’s shares will continue to trade on the NASDAQ National Market under the ticker symbol “PHSY”.

“The move to the New York Stock Exchange is an important milestone in PacifiCare’s transformation into a consumer health organization,” said President and Chief Executive Officer Howard Phanstiel. “We believe the NYSE’s auction market structure will result in decreased price volatility and improved liquidity in the company’s stock.”

In connection with the move, and PacifiCare’s annual Investor’s Day in New York on June 5th, representatives from PacifiCare will be on hand to ring the opening bell of the NYSE on June 6th. Interested parties can obtain more information regarding Investor’s Day from the company’s website at www.pacificare.com by clicking on Investor Relations and Calendar of Events.

PacifiCare Health Systems serves more than 3 million health plan members and approximately 9 million specialty plan members nationwide, and has annual revenues of about $11 billion. PacifiCare is celebrating its 25th anniversary as one of the nation’s largest consumer health organizations, offering individuals, employers and Medicare beneficiaries a variety of consumer-driven health care and life insurance products. Specialty operations include behavioral health, dental and vision, and complete pharmacy and medical management through its wholly owned subsidiary, Prescription Solutions. More information on PacifiCare Health Systems is available at www.pacificare.com.

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